Exhibit 10b (ix)

CHANGE IN CONTROL EMPLOYMENT AGREEMENT
(Senior Executive)

AGREEMENT by and between W.W. Grainger, Inc., an Illinois corporation (the “Company”), and INSERT NAME (“Executive”), dated as _____________________(the “Agreement Date”).

Recitals

A.  The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below) of the Company.

B.  The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage Executive's full attention and dedication to the Company, and to provide Executive with compensation and benefits arrangements upon a Change in Control which (i) will satisfy Executive's compensation and benefits expectations and (ii) are competitive with those of other major corporations.

Agreement

In consideration of the mutual agreements contained herein, and of certain other commitments separately made by the Executive to the Company concerning the Company's competitors, the protection of the Company's confidential information, and the non-solicitation of the Company's customers and employees, the Company and Executive hereby agree as follows:

1.  Certain Definitions.  The terms set forth below in alphabetical order have the following meanings (such meanings to be applicable to both the singular and plural forms):

“Accrued Annual Bonus” means the amount of any annual bonus accrued but not yet paid with respect to each fiscal year of the Company ended prior to the Date of Termination.

“Accrued Base Salary” means the amount of Executive's Annual Base Salary which is accrued but not yet paid as of the Date of Termination.

“Accrued Obligations” -- see Section 4(a)(i)(A).

“Agreement Term” means the period commencing on the Agreement Date and ending on the third anniversary of such date or, if later, such later date to which the Agreement Term is extended pursuant to the following sentence.  On each day after the second anniversary of the Agreement Date, the Agreement Term shall be automatically extended by one day to create a new one-year term until, at any time on or after the second anniversary of the Agreement Date, the Company delivers a written notice (an “Expiration Notice”) to Executive stating that this Agreement shall expire on a date specified in the Expiration Notice (the “Expiration Date”) that is at least 12 months after the date the Expiration Notice is delivered to Executive; provided, however, that if a Change in Control occurs before the Expiration Date specified in an Expiration Notice, then (a) such Expiration Notice shall automatically be cancelled and of no further effect and (b) the Company shall not give Executive any additional Expiration Notice prior to the date which is 24 months after the Effective Date.

“Annual Base Salary” -- see Section 2(b)(i).

“Annual Bonus” -- see Section 2(b)(ii).

“Average Profit Sharing Plan Contribution” -- see Section 2(b)(iii).

“Cause” -- see Section 3(b).

“Change in Control” means any one or more of the following events:

(a)  the consummation of:

(i) any merger, reorganization or consolidation of the Company or any Subsidiary with or into any corporation or other Person if Persons who were the beneficial owners (as such term is used in Rule 13d-3 under the Act) of the Company’s Common Stock and securities of the Company entitled to vote generally in the election of directors (“Voting Securities”) immediately before such merger, reorganization or consolidation are not, immediately thereafter, the beneficially owners, directly or indirectly, of at least 60% of the then-outstanding common shares and the combined voting power of the then-outstanding Voting Securities (“Voting Power”) of the corporation or other Person surviving or resulting from such merger, reorganization or consolidation (or the parent corporation thereof) in substantially the same respective proportions as their beneficial ownership, immediately before the consummation of such merger, reorganization or consolidation, of the then-outstanding Common Stock and Voting Power of the Company; or

(ii)  the sale or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale or other disposition by the Company of all or substantially all of its consolidated assets to an entity of which at least 60% of the common shares and the Voting Power outstanding immediately after such sale or other disposition are then beneficially owned (as such term is used in Rule 13d-3 under the Act) by shareholders of the Company in substantially the same respective proportions as their beneficial ownership of Common Stock and Voting Power of the Company immediately before the consummation of such sale or other disposition; or

(b)  approval by the shareholders of the Company of a liquidation or dissolution of the Company; or

(c)  the following individuals cease for any reason to constitute a majority of the directors of the Company then serving: individuals who, on the Agreement Date, constitute the Board and any subsequently-appointed or elected director of the Company whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds of the Company’s directors then in office whose appointment, election or nomination for election was previously so approved or recommended or who were directors on the Agreement Date; or

(d)  the acquisition or holding by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act), other than by any Exempt Person, the Company, any Subsidiary, any employee benefit plan of the Company or a Subsidiary, of beneficial ownership (as such term is used in Rule 13d-3 under the Act) of 20% or more of either the Company’s then-outstanding Common Stock or Voting Power; provided that:

(i)  no such person, entity or group shall be deemed to own beneficially any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary;

(ii)  no Change in Control shall be deemed to have occurred solely by reason of any such acquisition if both (x) after giving effect to acquisition, such person, entity or group has beneficial ownership of less than 30% of the then-outstanding Common Stock and Voting Power of the Company and (y) prior to such acquisition, at least two-thirds of the directors described in paragraph (c) of this definition vote to adopt a resolution of the Board to the specific effect that such acquisition shall not be deemed a Change in Control; and

(iii)  no Change in Control shall be deemed to have occurred solely by reason any such acquisition or holding in connection with any merger, reorganization or consolidation of the Company or any Subsidiary which is not a Change in Control within the meaning of paragraph (a)(i) of this definition.

Notwithstanding the occurrence of any of the foregoing events, no Change in Control shall occur with respect to Executive if (i) the event which otherwise would be a

Change in Control (or the transaction which resulted in such event) was initiated by Executive or was discussed by him with any third party, in either case without the approval of the Board with respect to Executive’s initiation or discussion, as applicable, or (ii) Executive is, by written agreement, a participant on his own behalf in a transaction in which the persons (or their affiliates) with whom Executive has the written agreement cause the Change in Control to occur and, pursuant to the written agreement, Executive has an equity interest (or a right to acquire such equity interest) in the resulting entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Date of Termination” means the effective date of any termination of Executive's employment for any or no reason, whether by the Company or by Executive, as specified in the Notice of Termination; provided, however, that if Executive's employment is terminated by reason of his death or Disability, the Date of Termination shall be the date of death or the Disability Effective Date, as the case may be.

“Effective Date” means the first date during the Agreement Term on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if Executive's employment with the Company is terminated prior to the date on which a Change in Control occurs, and Executive reasonably demonstrates that such termination of employment (i) was requested by a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the Effective Date shall be the date immediately prior to the Date of Termination.

“Employment Period” means the period commencing on the Effective Date and ending on the second anniversary of such date.

“Exempt Person” means any one or more of the following:

(a)  any descendant of W.W. Grainger, or any spouse, widow or widower of W.W. Grainger or any such descendant (any such descendants, spouses, widows and widowers collectively defined as the “Grainger Family Members”);

(b)  any descendant of E.O. Slavik, or any spouse, widow or widower of E.O. Slavik or any such descendant (any such descendants, spouses, widows and widowers collectively defined as the “Slavik Family Members” and with the Grainger Family Members collectively defined as the “Family Members”);

(c)  any trust which is in existence on the Agreement Date and which has been established by one or more Grainger Family Members, any estate of a Grainger Family Member who died on or before the Agreement Date, and The

Grainger Foundation (such trusts, estates and named entity collectively defined as the “Grainger Family Entities”);

(d)  any trust which is in existence on the Agreement Date and which has been established by one or more Slavik Family Members, any estate of a Slavik Family Member who died on or before the Agreement Date and Mark IV Capital, Inc. (such trusts, estates and named entities collectively defined as the “Slavik Family Entities” and with the Grainger Family Entities collectively defined as the “Existing Family Entities”);

(e)  any estate of a Family Member who dies after the Agreement Date or any trust established after the Agreement Date by one or more Family Members or Existing Family Entities; provided that one or more Family Members, Existing Family Entities or charitable organizations which qualify as exempt organizations under Section 501(c) of the Code (“Charitable Organizations”), collectively are the beneficiaries of at least 50% of the actuarially-determined beneficial interests in such estate or trust;

(f)  any Charitable Organization which is established by one or more Family Members or Existing Family Entities (a “Family Charitable Organization”);

(g)  any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations; or

(h)  any partnership or other entity or arrangement of which a majority of the voting interest and a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations.

“Good Reason” -- see Section 3(c).

“including” means including without limitation.

“Non-Employee Director” means a director of the Company who is not an employee of (i) the Company, (ii) any Subsidiary or (iii) any Person who beneficially owns more than 30% of the Common Stock then outstanding.

“Person” means any individual, corporation, partnership, limited liability company, sole proprietorship, trust or other entity.

“Policies” means policies, practices and programs.

“Prorated Annual Bonus” means the product of (i) the amount of the annual bonus to which Executive would have been entitled (based on target-level performance) if he had been employed by the Company on the last day of the Company's fiscal year that includes the Date of Termination and if performance were achieved at the target level for such fiscal year, multiplied by (ii) a fraction of which the numerator is the numbers of days that have elapsed in such fiscal year through the Date of Termination and the denominator is 365.

“Subsidiary” means corporation, limited liability company, partnership or other business entity in which the Company, directly or indirectly, holds a majority of the voting power of the outstanding securities.

“Target Bonus”  means the amount of the annual bonus which Executive was, as of the Date of Termination, eligible to receive in respect of the fiscal year of the Date of Termination, assuming for purposes of this paragraph (i) that target-level performance had been achieved for such fiscal year, (ii) that Executive's employment would have continued until the first date on which such annual bonus would have been payable, and (iii) if the amount of such annual bonus that Executive was eligible to receive was reduced after the Effective Date (whether or not such reduction qualified as Good Reason), that such reduction had not occurred.

“Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

2.  Terms of Employment.  The Company shall continue Executive in its employ during the Employment Period on the following terms and conditions:

(a)  Position and Duties.

(i)  During the Employment Period, (A) Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) Executive's services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

(ii)  During the Employment Period, and excluding any periods of vacation, sick leave and disability to which Executive is entitled, Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive thereunder, use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, Executive may (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities are consistent with the policies of the Company at the Effective Date and do not significantly interfere with the performance of Executive's responsibilities (as set forth in this Agreement) as an employee of the Company.  To the extent that any such activities have been conducted by Executive prior to the Effective Date and were consistent with the policies of the Company at the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Company.

(b) Compensation.

(i)  Base Salary.  During the Employment Period, Executive shall receive an annual base salary in cash (“Annual Base Salary”), which shall be paid in a manner consistent with the Company's payroll practices immediately preceding the Effective Date at a rate at least equal to 12 times the highest monthly base salary (unreduced by any salary reductions or deferrals pursuant to a plan maintained under Section 401(k) of the Code or any similar plan) paid or payable to Executive by the Company in respect of the 12-month period immediately preceding the month in which the Effective Date occurs.  During the Employment Period, the Company shall review the Annual Base Salary at least annually and may increase Annual Base Salary at any time and from time to time based on the performance of the Executive and the Company.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to Annual Base Salary as so increased.

(ii)  Annual Bonus.  In addition to Annual Base Salary, during the Employment Period Executive shall be entitled to participate in the Management Incentive Program or other annual bonus program maintained by the Company for peer executives, and the Executive's target bonus thereunder shall be not be less than the Target Bonus.  Any annual bonus due to Executive under such program (the "Annual Bonus") shall be paid in cash no later than 90 days after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus.

(iii)  Incentive, Savings and Retirement Plans.  In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans and Policies applicable to peer executives of the Company, but in no event shall such plans and Policies provide Executive with incentive, savings and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such plans and Policies as in effect at any time during the 90-day period immediately preceding the Effective Date.  Benefits to which this paragraph shall apply include, but are not limited to, a contribution (“Average Profit Sharing Plan Contribution”) for each calendar year of Executive's employment during the Employment Period, on Executive's behalf to the W.W. Grainger, Inc. Profit Sharing Plan (the “PST”) and, if applicable, a credit under the W.W. Grainger, Inc. Supplemental Profit Sharing Plan (the “Supplemental Plan” and with the PST, collectively referred to as the “Profit Sharing Plans”) equal to not less than the product of (A) the average percentage of the sum of Executive's base salary and annual bonus paid or payable as a contribution to or credit under the Profit Sharing Plans, as applicable, for the three fiscal years preceding the Effective Date, and (B) the sum of Executive's Annual Base Salary and annual bonus, each as of the first day of such calendar year.  In the event that a contribution or credit, as applicable, of less than the Average Profit Sharing Plan Contribution is made to the Profit Sharing Plans on Executive's behalf for any calendar year of Executive's employment during the Employment Period, Executive shall be entitled to a cash payment equal to the difference between the Average Profit Sharing Plan Contribution and the amount of the Company's contribution or credit, as applicable, to the Profit Sharing Plans on Executive's behalf for such year, payable at the time that the Company's contribution is made to the PST, but in no event later than the date prescribed by law, including extensions of time, for the filing of the Company's federal income tax return for such year.

(iv)  Welfare Benefit Plans.  During the Employment Period, Executive and/or Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans and Policies provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) and applicable to peer executives of the Company, but in no event shall such plans and Policies provide benefits which are less favorable, in the aggregate, than the most favorable of such plans and Policies in effect at any time during the 90-day period immediately preceding the Effective Date.

(v)  Expenses.  During the Employment Period, Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable Policies of the Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

(vi)  Fringe Benefits.  During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the most favorable plans and Policies of the Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

(vii)  Office; Support Staff.  During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by the Company at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to peer executives of the Company.

(viii)  Vacation.  During the Employment Period, Executive shall be entitled to paid vacation in accordance with the most favorable plans and Policies of the Company as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

(ix)  Subsidiaries.  To the extent that, immediately prior to the Effective Date, Executive has been on the payroll of, and participated in the bonus, incentive or employee benefit plans of, a Subsidiary, the references to the Company contained in Sections 2(b)(i) through 2(b)(viii) and elsewhere in this Agreement referring to benefits to which Executive may be entitled shall also refer to such Subsidiary.

3.  Termination of Employment.

(a)  Death or Disability.  Executive's employment shall terminate automatically upon Executive's death during the Employment Period.  If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period, it may give to Executive written notice of its intention to terminate Executive's employment.  In such event, Executive's employment with the Company shall terminate as of the 30th day after Executive’s receipt of such notice (the “Disability Effective Date”); provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of his duties.  “Disability” means the absence of Executive from Executive's duties with the Company on a full-time basis for a period of time equal to the Waiting Period as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld or delayed).  “Waiting Period” means the waiting period under a long-term disability plan of the Company that is applicable to Executive and satisfies the requirements of Section 2(b)(iv).

(b)  Cause.  The Company may terminate Executive's employment during the Employment Period for Cause.  “Cause” means the occurrence of any one or more of the following actions or failures to act as determined by the Board in its reasonable judgment and in good faith:

(i) embezzlement, fraud or theft with respect to the property of the Company or a conviction for any felony involving moral turpitude or causing material harm, financial or otherwise, to the Company;

(ii) habitual neglect in the performance of Executive's significant duties (other than on account of incapacity due to physical or mental illness or Disability); or

(iii)  a demonstrably deliberate act or failure to act, including a violation of the rules or policies of the Company, which causes a material financial or other loss, damage or injury to the property, reputation or employees of the Company; provided, however, that, unless such an act or a failure to act was done by Executive in bad faith or without a reasonable belief that Executive's act or failure to act, as the case may be, was in the best interest of the Company or was required by applicable law, such act or failure to act shall not constitute Cause if, within 20 days after the Board or the Chief Executive Officer of the Company gives Executive written notice of such act or failure to act that specifically refers to this Section, Executive cures such act or failure to act to the fullest extent that it is curable.

“Cause” shall not mean (x) bad judgment or negligence other than habitual neglect of significant duties or (y) any act or omission in respect of which the Board could have properly determined that Executive met the applicable standard of conduct for the indemnification or reimbursement under the by-laws of the Company or applicable law, in each case as in effect at the time of such act or omission.  In addition, a termination of Executive's employment shall not be deemed to be for Cause unless each of the following conditions is satisfied:

(v)  The Company provides Executive a written notice (a “Notice of Intent to Terminate”) not less than 30 days prior to the Date of Termination setting forth the Company's intention to consider terminating Executive’s employment.  Such Notice shall include a statement of the intended Date of Termination and a detailed description of the specific facts that the Company believes to constitute Cause.

(w)  No act or omission of Executive shall constitute Cause if such act or omission occurred more than 12 months before the earliest date on which any member of the Board who is not a party to the act or omission knew or in the reasonable exercise of his or her duties as a director should have known of such act or omission.

(x)  Executive is offered an opportunity to respond to such Notice of Intent to Terminate by appearing in person, together with Executive's legal counsel, before the Board on a date specified in the Notice of Intent to Terminate, which date shall be at least 25 days after Executive’s receipt of the Notice of Intent to Terminate and, in any event, at least five days prior to the Date of Termination proposed in such Notice.

(y)  By a vote of the Board that includes the affirmative vote of at least 75% of the Non-Employee Directors, the Board determines that the actions of Executive specified in the Notice of Intent to Terminate constitute Cause and that Executive's employment should accordingly be terminated for Cause.

(z)  The Company provides Executive a copy of the Board's written determination setting forth in detail (I) the specific basis for such termination for Cause and (II) if the Date of Termination is other than the date of Executive’s receipt of such determination, the Date of Termination (which date shall be not more than 15 days after the giving of such notice).

By determination of the Board, the Company may suspend Executive from his duties for a period of up to 30 days with full pay and benefits thereunder during the period of time in which the Board is determining whether to terminate Executive for Cause. Any purported termination for Cause by the Company that does not satisfy each substantive and procedural requirement of this Section 3(b) shall be treated for all purposes under this Agreement as a termination by the Company without Cause.

(c)  Good Reason.  Executive may terminate his employment at any time during the Employment Period for Good Reason.  “Good Reason” means any one or more of the following:

(i)  the assignment to Executive of any duties inconsistent in any material respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a), or any other action by the Company which results in a material adverse change in such position, authority, duties or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive  (it being understood that, without limiting the generality of the foregoing, if a substantial portion of Executive's duties prior to the Change in Control related to the Company's status as a public company and such activities no longer constitute a substantial portion of Executive's duties during the Employment Period, then Executive shall be deemed to have "Good Reason");

(ii)  any reduction by the Company in the base salary, annual bonus opportunity or long-term incentive opportunity provided to the Executive under Section 2(b), or any material reduction by the Company in the aggregate benefits (other than base salary, annual bonus opportunity or long-term incentive opportunity) provided to the Executive under such section;

(iii) any requirement that Executive be based at any office or location other than the location specified in Section 2(a)(i)(B);

(iv)  any purported termination by the Company of Executive's employment otherwise than as expressly permitted by this Agreement (it being understood that any such purported termination shall not be effective for any other purpose of this Agreement); or

(v) any failure by the Company to comply with Section 10(c).

Any good faith determination of Good Reason made by Executive shall be conclusive.

(d)  Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto.  “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 15 days after the giving of such notice).  The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive thereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights thereunder.

(e)  Transitional Assistance.  If the Company shall so request, Executive shall provide reasonable assistance to the Company to help ensure an orderly transition of Executive's duties and responsibilities to such individual(s) as the Company may designate, provided that the period during which Executive shall provide such assistance shall not exceed ninety (90) days and that during such period Executive's employment with the Company shall continue and the Company shall compensate Executive as described in Section 2(b) above.  Any such transitional assistance and continuation of employment shall not waive, release or otherwise affect any of the Executive's rights or the Company's obligations hereunder, including without limitation those set forth in Section 4 below.

4.  Obligations of the Company upon Termination.

(a)  Good Reason; Other Than for Cause or Disability.  If, during the Employment Period, Executive's employment shall be terminated by the Company other than for Cause, death or Disability, or by Executive for Good Reason, then the Company shall have all of the following obligations:

(i) The Company shall pay to Executive the following amounts in a lump sum in cash within 10 days after Executive's Date of Termination:

(A) an amount equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus and accrued but unpaid vacation pay (collectively, the “Accrued Obligations”),

(B) the Prorated Annual Bonus,

(C) the product of three (3.0) (such number, the “Severance Multiple”) times the sum of Executive's (I) Annual Base Salary, (II) Target Bonus and (III) Average Profit Sharing Plan Contribution; and

(D) an amount equal to the value of the unvested portion of Executive's accounts under the Profit Sharing Plans as of the Date of Termination.

(ii)
(A)  During the period commencing on the Date of Termination and continuing thereafter for a number of years equal to the Severance Multiple, or such longer period as any plan or Policy in which Executive is a participant as of the Date of Termination (such eligibility to be determined based on the terms of such plan or Policy as in effect on the Effective Date or, if more favorable to Executive, the terms of such plan or Policy as in effect on the Date of Termination), the Company shall continue to provide medical (including post-retirement medical benefits to the extent that Executive is or becomes eligible for such benefits as of the Date of Termination after giving effect to paragraph (C) of this Section 4(a)(ii)), prescription, dental and similar health care benefits (or, if such benefits are not available, the after-tax economic value thereof determined pursuant to paragraph (D) of this Section 4(a)(ii)) to Executive and his family.

(B)  The terms of such benefits shall be at least as favorable to Executive as the terms of the most favorable plans or Policies of the Company applicable to peer executives at Executive's Date of Termination, but in no event less favorable to Executive than the most favorable plans or Policies of the Company applicable to peer executives during the 90-day period immediately preceding the Effective Date.

(C)  Such benefits shall be provided at no cost to Executive and his family, except that Executive shall be responsible for the payment of premiums, co-payments, deductibles and similar charges based on the terms of the most favorable plans or Policies of the Company applicable to peer executives at Executive's Date of Termination, but in no event less favorable to Executive than the most favorable plans or Policies of the Company applicable to peer executives during the 90-day period immediately preceding the Effective Date.

(D)  For purposes of determining whether, and on what terms and conditions, Executive is eligible to receive the post-retirement medical benefits specified in paragraph (A) above, Executive shall on the Date of Termination be credited with three (3.0) additional years for purposes of attained age and years of service.

(E)  The after-tax economic value of any benefit to be provided pursuant to paragraph (A) above shall be deemed to be the present value of the premiums expected to be paid for all such benefits that are to be provided on an insured basis.  The after-tax economic value of all other benefits shall be deemed to be the present value of the expected net cost to the Company of providing such benefits.

(iii)  The Company shall cause Executive to receive, at the Company's expense, standard outplacement services from a nationally-recognized firm selected by Executive; provided that the cost of such services to the Company shall not exceed 15% of Executive's Annual Base Salary in effect on the Date of Termination.

(iv)  If on the Date of Termination the Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)), and if amounts payable under this Section 4(a) (other than Accrued Obligations) are not on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A – 1(n)), amounts that would otherwise have been paid during the 6-month period immediately following the Date of Termination shall be paid on the first regular payroll date immediately following the 6-month anniversary of the Date of Termination.

(b)  Cause; Other than for Good Reason.  If, during the Employment Period, Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason, the Company shall pay to Executive in a lump sum in cash within no more than 10 days after the Date of Termination, any Accrued Obligations.

(c)  Death or Disability.  If, during the Employment Period, Executive's employment is terminated by reason of Executive's death or Disability, the Company shall pay to Executive in cash a lump sum amount equal to all Accrued Obligations within no more than 10 days after the Date of Termination.

5.  Non-exclusivity of Rights.  If Executive receives payments pursuant to Section 4(a), Executive hereby waives the right to receive severance payments under any other plan, policy or agreement of the Company.  Except as provided in the previous sentence, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans or Policies provided by the Company or any of its Subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other agreements with the Company or any of its Subsidiaries.

6.  Full Settlement.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others.

7.  No Duty to Mitigate.  Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as result of employment by another employer or by any retirement benefits which may be paid or payable to Executive; provided, however, that any continued welfare benefits provided for pursuant to Section 4(a)(ii) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

8.  Enforcement.

(a)  If Executive incurs legal, accounting, expert witness or other fees and expenses in an effort to establish entitlement to compensation and benefits under this Agreement, the Company shall, regardless of the outcome of such effort, pay or reimburse Executive for such fees and expenses.  The Company shall reimburse Executive for such fees and expenses on a monthly basis within 10 days after its receipt of his request for reimbursement accompanied by reasonable evidence that the fees and expenses were incurred.

(b)  If Executive does not prevail (after exhaustion of all available judicial remedies), and the Company establishes before a court of competent jurisdiction that Executive had no reasonable basis for bringing an action hereunder and acted in bad faith in doing so, no further reimbursement for legal fees and expenses shall be due to Executive and Executive shall refund any amounts previously reimbursed hereunder with respect to such action.

(c)  If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to 200 basis points over the prime commercial lending rate published from time to time in The Wall Street Journal; provided, however, that if the interest rate determined in accordance with this Section shall in no event exceed the highest legally-permissible interest rate.

             9.  Better After Tax Approach.

             (a)  Excise Taxes.  In the event that any monetary or other benefit received or deemed received by Executive from the Company or any Subsidiary or affiliate pursuant to this Agreement or otherwise (“Change in Control Benefits”): (i) constitutes or may constitute “Parachute Payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, would be subject to any excise tax under Section 4999 of the Code or any similar tax under any United States federal, state, local or other law (such excise tax and all such similar taxes individually and collectively, “Excise Taxes”), then, at the option of Executive, such Change in Control Benefits shall be either: (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such Change in Control Benefits being subject to Excise Taxes; whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Taxes results in the receipt by the Executive on an after-tax basis, of the greatest amount of Change in Control Benefits, notwithstanding that all or some portion of such Change in Control Benefits may be taxable under Section 4999 of the Code. For the avoidance of doubt, this Section 9 provides Executive with the option to reduce the amount of any such Change in Control Benefits payable to such Executive, if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the applicable federal, state and local income and employment taxes and the Excise Taxes).

             (b)  Reduction.  Any reduction in Change in Control Benefits allowed by Section 9(a) shall occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to the Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant for the Executive's equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In the event that the other benefits paid or provided to the Executive are to be reduced the reduction in the specific benefit or amount of benefit shall be determined by the Company in its sole discretion.

             (c)  Tax Advisor.  Unless the Company and the Executive otherwise agree in writing, the determinations set forth in Section 9(a) will be made in writing by an independent tax advisor selected by the Company (the “Tax Advisor”). For purposes of making the calculations required by this Section 9, the Tax Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive agree to furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make a determination under this provision. The Company will bear all costs the Tax Advisor may reasonably incur in connection with any calculations contemplated by this provision. Further, the Company shall, in addition to complying with this Section 9(c), cause all determinations under Section 9(a) to be made as soon as reasonably possible after the announcement of the Change in Control and in adequate time to permit Executive to determine which election to make under Section 9(a) and to prepare and file Executive’s individual tax returns on a timely basis.

10.  Successors.

(a)  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

(b)  The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor which has satisfied the provisions of Section 10(c).  This Agreement shall inure to the benefit of the Company and such permitted assigns.

(c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  All references to the Company shall also refer to any such successor, and the Company and such successor shall be jointly and severally liable for all obligations of the Company under this Agreement.

11.  Miscellaneous.

(a)  Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to such State's principles of conflict of laws.

(b)  Notices.  All notices hereunder shall be in writing and shall be given by hand delivery, nationally-recognized courier service that provides overnight delivery, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, at his most recent home address on file with the Company.

If to the Company, to:	W.W. Grainger, Inc.
100 Grainger Parkway
Lake Forest, Illinois 60045
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice shall be effective when actually received by the addressee.

(c)  Severability.  If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid.  Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

(d)  Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)  Amendments; Waiver.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the Company and Executive.  A waiver of any term, covenant or condition contained in this Agreement shall not result in a waiver of any other term, covenant or condition, and any waiver of any default shall not result in a waiver of any later default.

(f)  Entire Agreement.  This Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof, and shall supersede all prior agreements, promises and representations of the parties regarding employment or severance, whether in writing or otherwise.  Without limiting the generality of the foregoing, this Agreement expressly terminates, with immediate effect, any Change in Control Employment Agreement which may previously have been entered into between the Company and Executive.

(g)  No Right to Employment.  Except as may be provided under any other agreement between Executive and the Company, the employment of Executive by the Company is at will, and, prior to the Effective Date, may be terminated by either Executive or the Company at any time.  Upon a termination of Executive's employment prior to the Effective Date, there shall be no further rights under this Agreement.

(h)  Sections.  Except where otherwise indicated by the context, any reference to a “Section” shall be to a section of this Agreement.

(i)  Survival of Executive's Rights.  All of Executive's rights hereunder shall survive the termination of Executive's employment.

(j)  Number and Gender.  Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

(k)  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l)  Section 409A Compliance.  To the extent applicable, it is intended that this Agreement shall comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any payment or benefit under this Agreement is determined by the Company to be in the nature of a deferral of compensation, the Company and the Executive hereby agree to take such actions, not otherwise provided herein, as may be mutually agreed between the parties to ensure that such payments comply with the applicable provisions of Section 409A of the Code and the Treasury Regulations thereunder.  To the extent that any payment or benefit under this Agreement is modified by reason of this Section 11(l), it shall be modified in a manner that complies with Section 409A of the Code and preserves to the maximum possible extent the economic costs or value thereof (as applies) to the respective parties (determined on a pre-tax basis).

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

W.W. GRAINGER, INC.
By:________________________________________________
James T. Ryan Chairman, President and Chief Executive Officer

EXECUTIVE:
___________________________________________________
INSERT NAME